Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-221391-01) of Springleaf Finance Corporation of our report dated February 21, 2018, except with respect of the effects of the reorganization of entities under common control discussed in Note 2 to the consolidated financial statements and the financial statement schedule, as to which the date is August 3, 2018, relating to the consolidated financial statements and financial statement schedule, which appears in Springleaf Finance Corporation’s Current Report on Form 8‑K/A dated August 3, 2018.
/s/ PricewaterhouseCoopers LLP

Dallas, Texas
August 3, 2018

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